Exhibit 99.1

eGain Provides Preliminary Selected Financial Results for the Second Fiscal Quarter

Additional updates on guidance, change in auditing firms and amendment to existing credit facility

Mountain View, Calif. (January 10, 2008) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced preliminary financial results for the second fiscal quarter ended December 31, 2007.

In addition, the company announced the appointment of Burr, Pilger & Mayer LLP (“BPM”) as the company’s independent accountants to audit its consolidated financial statements for the fiscal year ending June 30, 2008. BPM is the successor to BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm. The Company dismissed BDO on January 7, 2008.

The company also announced that it entered into an Amendment to its Loan and Security Agreement with Silicon Valley Bank on December 28, 2007. The amendment included an increase in the credit limit from $2.0 million to $3.0 million. The increase will be used for working capital purposes.

Q2 Fiscal Year 2008 Selected Preliminary Financial Results

•	The company currently expects to report total revenues of between $7.5 million and $8.0 million for the quarter ending December 31, 2007, an increase of 32% to 40% on a year-over-year basis.

•	The company currently expects to report new hosting and license bookings¹ of approximately $2.7 million, an increase of 97% on a year-over-year basis.

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The company currently expects to report positive operating cash flows for the quarter and a cash balance of $5.0 million at December 31, 2007, up from $3.6 million at September 30, 2007. The company increased its bank borrowings during the quarter by approximately $1.0 million.

These results are based on preliminary information and are subject to change. The company plans to announce final second quarter results on February 7, 2008.

Updated Guidance for Fiscal Year 2008

•	The company currently expects new hosting and license bookings for fiscal year 2008 to be in the range of $13.0 million to $15.0 million, unchanged from the previously announced guidance.

•	The company currently expects total revenue for fiscal year 2008 to be in the range of $27.2 million to $31.0 million, compared to the previously announced guidance of $26.2 million to $31.0 million.

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The company currently expects support and services revenue for fiscal year 2008 to be in the range of $22.0 million to $23.0 million compared to the previously announced guidance of $21.0 million to $22.0 million.

•	The company currently expects license revenue for fiscal year 2008 to be in the range of $5.2 million to $9.0 million, unchanged from the previously announced guidance.

“eGain continues to make positive strides in fiscal 2008, on the heels of a year of investment. Our direct sales execution is on track - as evidenced by two seven-figure transactions that we closed this quarter,” stated Ashu Roy, eGain CEO. “In addition, our recurring revenue base is building nicely. We believe that our support and services revenue in fiscal 2008 could exceed our total revenue for fiscal 2007.”

¹	New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of customer service and contact center software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, unified multichannel customer service, end-to-end service process efficiencies, and enhanced contact center performance.

To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the anticipated customer benefits from eGain products; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; the anticipated benefits to eGain from the Cisco OEM agreement; the ability to increase revenues as a result of the increased investment in sales and marketing; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2007, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan 650-230-7532 PR@eGain.com	IRegain@eGain.com

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